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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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PRESS GANEY HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PRESS GANEY HOLDINGS, INC.

401 Edgewater Place, Suite 500
Wakefield, Massachusetts 01880

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 21, 2016

        NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Stockholders (the "Annual Meeting") of Press Ganey Holdings, Inc. (the "Company") will be held on Tuesday, June 21, 2016, at 2:00 p.m. local time, at the Sheraton Wakefield Boston Hotel & Conference Center, 1 Audubon Road, Wakefield, Massachusetts, 01880, for the following purposes:

  (1)
  To elect three directors, Norman W. Alpert, Patrick T. Ryan and Ellen M. Zane, to serve as Class I directors until the 2019 annual meeting of stockholders and until their respective successors are duly elected and qualified, subject to their earlier resignation or removal.

  (2)
  To ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the current fiscal year.

  (3)
  To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

        This year, we have saved significant mailing and printing costs by providing proxy materials to you over the Internet pursuant to Securities and Exchange Commission rules. On or about April 29, 2016, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access this Proxy Statement and our 2015 Annual Report to Stockholders online. The Notice, which cannot itself be used to vote your shares, also provides instructions on how to vote and how to request a paper copy of the proxy materials, if you so desire. Whether you receive the Notice or paper copies of our proxy materials, the Proxy Statement and 2015 Annual Report to Stockholders are available to you at www.proxyvote.com.

        The Company's Board of Directors fixed the close of business on April 25, 2016 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. Your vote is very important. Please carefully review the Proxy Statement and submit your vote by Internet, by telephone or by mail whether or not you plan to attend the Annual Meeting. If you hold your shares in street name through a broker, bank or other nominee, please follow the instructions you receive from them to vote your shares.

By Order of the Board of Directors.

Devin J. Anderson General Counsel and Corporate Secretary

Wakefield, Massachusetts
April 29, 2016

PRESS GANEY HOLDINGS, INC.
401 Edgewater Place, Suite 500
Wakefield, Massachusetts 01880

PROXY STATEMENT

FOR 2016 ANNUAL MEETING OF STOCKHOLDERS
To be held on June 21, 2016

April 29, 2016

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Press Ganey Holdings, Inc. ("Press Ganey," the "Company," "we," "our" or "us") for use at our 2016 Annual Meeting of Stockholders to be held on Tuesday, June 21, 2016, at 2:00 p.m. local time, at the Sheraton Wakefield Boston Hotel & Conference Center, 1 Audubon Road, Wakefield, Massachusetts, 01880, and at any adjournments or postponements thereof (the "Annual Meeting"). At the Annual Meeting, stockholders will be asked to elect three directors and ratify the selection of Ernst & Young LLP ("Ernst & Young") as our independent registered public accounting firm for the current fiscal year and consider and act upon any other matters properly brought before them.

        Important Notice Regarding the Internet Availability of Proxy Materials.    This year, we have saved significant mailing and printing costs by providing proxy materials to you over the Internet in accordance with Securities and Exchange Commission ("SEC") rules. On or about April 29, 2016, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access this Proxy Statement and our 2015 Annual Report to Stockholders online. The Notice, which cannot itself be used to vote your shares, also provides instructions on how to vote and how to request a paper copy of the proxy materials, if you so desire. Whether you received the Notice or paper copies of our proxy materials, the Proxy Statement and 2015 Annual Report to Stockholders are available to you at www.proxyvote.com.

        Stockholders of record of the Company's common stock at the close of business on the record date of April 25, 2016 will be entitled to notice of the Annual Meeting and to one vote per share on each matter presented at the Annual Meeting. As of the record date, there were 55,680,487 shares of common stock outstanding and entitled to vote at the Annual Meeting.

        The presence, in person or by proxy, of holders of at least a majority in voting power of the total number of shares of common stock outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. If your shares are held by a broker, bank or other nominee in "street name" and you do not provide the broker, bank or other nominee with specific voting instructions, the broker, bank or other nominee that holds your shares generally may vote on "routine" proposals but cannot vote on "non-discretionary" (non-routine) proposals. If the broker, bank or other nominee that holds your shares in "street name" returns a proxy card without voting on a non-discretionary proposal because it did not receive voting instructions from you on that proposal, this is referred to as a "broker non-vote." "Broker non-votes" are considered in determining whether a quorum exists at the Annual Meeting. The effect of broker non-votes on the outcome of each proposal to be voted on at the Annual Meeting is set forth below in the discussion of each proposal.

        At this year's Annual Meeting, the election of directors (Proposal 1) is a non-routine matter and the ratification of the selection of our independent registered public accounting firm (Proposal 2) is a routine matter. It is important that you instruct your broker as to how you wish to have your shares voted on these proposals, even if you wish to vote as recommended by the Board of Directors.

        Stockholders are requested to vote by Internet, by telephone or by returning a completed, signed and dated proxy card or voting instruction form. If you vote by Internet or by telephone, you should not return a proxy card or voting instruction form. Shares represented by a properly submitted proxy received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed by the proxy. If a properly executed proxy or voting instruction form is submitted without any instructions indicated, the proxy will be voted FOR the election of each of the nominees for director and FOR the ratification of the selection of Ernst & Young as our independent registered public accounting firm for the current fiscal year. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders on such other matters.

        A stockholder of record may revoke a proxy at any time before it has been voted by filing a written revocation with the General Counsel and Corporate Secretary of the Company at the Company's principal executive offices, 401 Edgewater Place, Suite 500, Wakefield, Massachusetts 01880; by submitting a duly executed proxy bearing a later date; or by appearing in person and voting by ballot at the Annual Meeting. A stockholder of record who voted by Internet or by telephone may also change his or her vote with a timely and valid later Internet or telephone vote. Any stockholder of record as of the record date may attend the Annual Meeting whether or not a proxy has previously been given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. If you hold your shares in street name and would like to change your voting instructions, please follow the instructions provided to you by your broker, bank or other intermediary.

        A stockholder may vote in person at the Annual Meeting upon presenting picture identification and any one of the following: an account statement, the Notice or a proxy card. If you hold your shares in street name, you will need to obtain a proxy from your broker, bank or other intermediary in order to vote in person, and you must bring a brokerage statement or letter from your broker, bank or other intermediary reflecting stock ownership. The address of the Sheraton Wakefield Boston Hotel & Conference Center is set forth above for stockholders who plan to vote in person at the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

        The Board of Directors currently consists of nine members and is divided into three classes. One class is elected each year at the annual meeting of stockholders for a term of three years. Vacancies on the Board of Directors are filled exclusively by the affirmative vote of a majority of the remaining directors, even if less than a quorum is present, and not by stockholders. A director elected by the Board of Directors to fill a vacancy in a class shall hold office for the remainder of the full term of that class and until the director's successor is duly elected and qualified or until his or her earlier resignation, death or removal.

        The terms of the Class I directors are scheduled to expire on the date of the upcoming Annual Meeting. Based on the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, the Board of Directors' nominees for election by the stockholders are the three current Class I members: Norman W. Alpert, Patrick T. Ryan and Ellen M. Zane (collectively, the "Nominees"). The Board of Directors expects that each of the Nominees will, if elected, serve as a director until the annual meeting of stockholders in 2019 and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

        The names of and certain information about the directors in each of the three classes are set forth below. There are no family relationships between any of our directors or executive officers.

        It is intended that the proxy in the form presented will be voted, unless otherwise indicated, for the election of the Nominees to the Board of Directors. If any of the Nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such substitute nominee as the Board of Directors may designate.

        According to the Company's amended and restated bylaws (the "Bylaws"), directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on this proposal at the Annual Meeting. Abstentions, broker non-votes and proxies marked to withhold authority with respect to one or more Class I directors will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election.

Recommendation of the Board of Directors

        The Board of Directors believes that the election of each of the Nominees is in the best interests of the Company and its stockholders and, therefore, unanimously recommends that stockholders vote FOR the election of each of the Nominees.

Nominees for Class I Directors

        The names of each of the Nominees and certain information about each as of April 25, 2016 are set forth below.

Name	Positions and Offices Held with the Company	Director Since	Age
Norman W. Alpert(1)(2)	Director (Chairman)	2008	57
Patrick T. Ryan	Chief Executive Officer and Director	2012	58
Ellen M. Zane(1)(2)(†)	Director	2012	64

(1)
Member of the Compensation Committee.

(2)
Member of the Nominating and Corporate Governance Committee.

(†)
Independent director, as determined by the Board of Directors in accordance with NYSE listing standards.

Continuing Directors

        The names of and certain information as of April 25, 2016 about the members of the Board of Directors whose terms will continue after the Annual Meeting are set forth below.

Name	Positions and Offices Held with the Company	Director Since	Class and Year in Which Term Will Expire	Age
John Glaser, Ph.D.(†)	Director	2016	Class II-2017	60
Leslie V. Norwalk(3)(4)(†)	Director	2012	Class II-2017	50
Gregory S. Roth(3)(†)	Director	2015	Class II-2017	59
Andrew J. Cavanna(1)(3)	Director	2008	Class III-2018	41
John P. Driscoll(5)(†)	Director	2016	Class III-2018	56
Dr. Ralph Snyderman(2)(4)(†)	Director	2013	Class III-2018	76

(1)
Member of the Compensation Committee.

(2)
Member of the Nominating and Corporate Governance Committee.

(3)
Member of the Audit Committee. Effective May 20, 2016, Mr. Cavanna will resign from the Audit Committee.

(4)
Member of the Compliance Committee.

(5)
Effective May 20, 2016, Mr. Driscoll will become a member of the Audit Committee.

(†)
Independent director, as determined by the Board of Directors in accordance with NYSE listing standards.

        Set forth below are the biographies of each director, as well as a discussion of the particular experience, qualifications, attributes and skills that led the Nominating and Corporate Governance Committee and Board of Directors to conclude that each person nominated to serve or currently serving on our Board of Directors should serve as a director. In addition to the information presented below, we believe that each director meets the minimum qualifications established by the Nominating and Corporate Governance Committee.

        Norman W. Alpert.    Norman W. Alpert has served as a director since March 2008 and is currently the Chairman of our Board of Directors. Mr. Alpert has also served as a member of our Audit Committee from May 2008 through May 2015 and Chairman of our Compensation Committee since May 2008. Mr. Alpert is Co-President and a Founding Partner of Vestar Capital Partners ("Vestar") and Co-Head of its Healthcare Group. Mr. Alpert has also served as a director for Healthgrades Inc. since July 2010, where he serves as Chairman of its board of directors and Chairman of its compensation committee. He has also served as Chairman of the board of directors of MediMedia USA Inc. since October 2006 and is the Chairman of its compensation committee. Mr. Alpert served as a director of Roland Foods from September 2013 until January 2015 and has been a director of St. John Knits International Inc. since September 2007, as well as a member of its audit committee. Mr. Alpert served as a Vice President of the Management Buyout Group at the First Boston Corporation, which he joined in 1984, until 1988. He began his career in 1980 as a Commercial Banker at Manufacturers Hanover Trust Co. in the special finance division. Mr. Alpert serves on the boards of Brown University, The Brown University Sports Foundation, the National Rowing Foundation, American Friends of Shalva, and White Plains Hospital. Mr. Alpert holds a B.A. from Brown University. Mr. Alpert's experience in the healthcare industry and board experience led to the conclusion that Mr. Alpert should serve as a director of the Company.

        Patrick T. Ryan.    Patrick T. Ryan has served as our Chief Executive Officer since February 2012 and has served on our Board of Directors since February 2012. Previously, Mr. Ryan served as the

Chief Executive Officer of The Broadlane Group from 2008 until 2010, a healthcare cost management and supply chain organization. Mr. Ryan served as Chief Executive Officer of PolyMedica Corporation from 2004 until 2007, the parent company of Liberty Medical Supply, a direct-to-consumer provider of diabetes testing supplies and related services. Mr. Ryan has served as a director of Affiliated Managers Group, Inc. since 2007, and is a member of its audit, compensation and nominating committees, and is also a former member of the Massachusetts Hospital Association's Committee on Governance. Mr. Ryan also served on the Boards of Trustees of the Beth Israel Deaconess Medical Center, Lahey Health and Atrius Health. Mr. Ryan earned a B.A. from the University of Rochester. Mr. Ryan's experience in the healthcare industry and executive experience led to the conclusion that Mr. Ryan should serve as a director of the Company.

        Ellen M. Zane.    Ellen M. Zane has served as a director since July 2012. Ms. Zane retired as President and Chief Executive Officer of Tufts Medical Center and the Floating Hospital for Children, a position she held from 2004 until 2011. Ms. Zane has served as a director of Brooks Automation since 2012, and is a member of its audit and compensation committees. Ms. Zane has served as a director of Boston Scientific Corporation since April, 2016. Ms. Zane has served as a director of Parexel International since 2006, and is a member of its compensation and human resources committees. Ms. Zane also served as a director of Lincare Holdings from 2010 until 2012. Ms. Zane is a Trustee of the George Washington University, from which she received a B.A. Ms. Zane earned an M.A. from Catholic University of America. Ms. Zane's experience in the healthcare industry and board experience led to the conclusion that Ms. Zane should serve as a director of the Company.

        John Glaser, Ph.D.    John Glaser, Ph.D. has served as a director since April 2016. Dr. Glaser currently serves as Senior Vice President, Population Health, at Cerner Corporation, a company that supplies health information technology solutions, services, devices and hardware, a position he has held since February 2015. Prior to that, Dr. Glaser served as Chief Executive Officer of Siemens Health Services, the health information technology business unit of Siemens AG, from August 2010 until Siemens Health Services' acquisition by Cerner Corporation. Previously, Dr. Glaser served as Vice President and Chief Information Officer at Partners HealthCare, Inc., a non-profit hospital and physicians network, from July 1995 to August 2010. Dr. Glaser currently serves on the board of directors of several private companies. Dr. Glaser holds a B.A. in Mathematics from Duke University and a Ph.D. in Health Care Information Systems from the University of Minnesota—Twin Cities. Dr. Glaser's knowledge of health information and board experience led to the conclusion that Dr. Glaser should serve as a director of the Company.

        Leslie V. Norwalk.    Leslie V. Norwalk has served as a director since May 2012. Ms. Norwalk has also served as a member of our Compliance Committee since February 2013. Ms. Norwalk is Strategic Counsel to Epstein Becker Green, EBG Advisors, and National Health Advisors and has served as an advisor to the private equity firms Warburg Pincus, Peloton Equity, and Enhanced Equity Fund since 2008. Ms. Norwalk has served as a director of Providence Services Corporation since November 2015, HPOne since June 2015, Endologix, Inc. since May 2015, a director of NuVasive, Inc. since May 2014, a director of Adobe Healthcare since 2013, and a director of STARUS Medical Group since 2013 Ms. Norwalk served in the Administration of George W. Bush as the Acting Administrator for CMS from 2006 until 2007. Ms. Norwalk earned a B.A. from Wellesley College and a J.D. from the George Mason University School of Law. Ms. Norwalk's experience as a strategic and legal advisor to the healthcare industry, government service and board experience led to the conclusion that Ms. Norwalk should serve as a director of the Company.

        Gregory S. Roth.    Gregory S. Roth has served as a director since March 2015. Mr. Roth has also served as director for SpecialtyCare, Inc., a provider of clinical services to hospitals, since November 2014, and One Call Care Management, Inc., a provider of specialized services to the workers' compensation industry, since October 2014 and Civitas Solutions, a provider of human services, since

September 2015. Mr. Roth was the Chief Executive Officer of TeamHealth Holdings, Inc., a provider of outsourced physician staffing solutions for hospitals, from May 2008 until September 2014 and its President and Chief Operating Officer from November 2004 until May 2008. Mr. Roth also served as president of the ambulatory surgery division of HCA Hospital Corporation of America from 1998 until 2004. Mr. Roth earned a B.S. from Ohio State University and an M.H.A. from Xavier University. Mr. Roth was selected as a director for his knowledge and experience in the healthcare industry and board experience.

        Andrew J. Cavanna.    Andrew J. Cavanna has served as a director since March 2008. Mr. Cavanna has also served as a member of our Audit Committee since May 2008 and our Compensation Committee since March 2013. Mr. Cavanna is a Managing Director and Co-Head of the Healthcare Group for Vestar. Before joining Vestar, Mr. Cavanna served as an associate at the Blackstone Group from 2005 until 2006. Mr. Cavanna has served as a director of MediMedia USA since March 2012 and Institutional Shareholder Services since April 2014. Mr. Cavanna earned a B.A. from Cornell University and an M.B.A. from Columbia Business School. Mr. Cavanna was selected as a director for his knowledge and experience in healthcare business strategy and operations.

        John P. Driscoll.    John P. Driscoll has served as a director since April 2016, and will be appointed to the Audit Committee effective May 20, 2016. Mr. Driscoll currently serves as Chief Executive Officer and a member of the board of directors of CareCentrix, Inc., an at-home healthcare company, positions he has held since June 2013. Prior to that, Mr. Driscoll served as President at Castlight Health, Inc., a health-care technology company, from July 2012 to June 2013. From June 2003 to April 2012, Mr. Driscoll was employed by Medco Health Solutions, Inc. ("Medco"), a pharmacy benefits management company, in a variety of leadership positions. Beginning in February 2008, Mr. Driscoll served as Group President for new markets at Medco and led product development for Medco's employer and health plan clients. Mr. Driscoll earned a B.A. and M.B.A. from Harvard University, as well as an M. Phil from Cambridge University in England. Mr. Driscoll was selected as a director for his operational knowledge and executive leadership experience in the healthcare industry.

        Dr. Ralph Snyderman.    Dr. Ralph Snyderman has served as a director since February 2013. Dr. Snyderman has been the Chancellor Emeritus and James B. Duke Professor of Medicine at Duke University since 2004. Previously, Dr. Snyderman was Chancellor for Health Affairs at Duke University from 1989 until 2004, and founding President and Chief Executive Officer of the Duke University Health System from 1997 until 2004. Dr. Snyderman has served as a director of CareDX, Inc. since May 2005. Dr. Snyderman also served as a director of Targacept, Inc. from June 2007 to May 2013, Trevena, Inc. from January 2008 to May 2013 and Pharmaceutical Product Development, Inc. from May 2011 to December 2011. Dr. Snyderman earned a B.S. from Washington College and an M.D. from SUNY Downstate Medical Center. Dr. Snyderman was selected as a director for his knowledge of the healthcare industry and board experience.

Meetings of the Board of Directors and Committees and Corporate Governance Matters

        During 2015, the Board of Directors met five times. Each incumbent member of the Board of Directors in 2015 attended at least 75% of the total number of meetings of (i) the Board of Directors and (ii) all standing committees of the Board of Directors on which such director served. We do not have a formal policy regarding director attendance at our annual meeting of stockholders, but we encourage our directors to attend. The Company did not have an annual meeting of stockholders in 2015.

        The standing committees of the Board of Directors are the Audit Committee (the "Audit Committee"), the Compensation Committee (the "Compensation Committee"), the Nominating and Corporate Governance Committee (the "Nominating and Corporate Governance Committee") and the Compliance Committee (the "Compliance Committee"). Each such committee acts pursuant to a written charter adopted by the respective committee. A description of each committee is set forth below.

        Audit Committee:    The Audit Committee currently consists of Messrs. Cavanna and Roth and Ms. Norwalk, with Mr. Roth serving as Chair. Effective May 20, 2016, Mr. Driscoll will become a member of the Audit Committee. Our Board of Directors has affirmatively determined that Messrs. Driscoll and Roth and Ms. Norwalk meet the definition of "independent director" for purposes of serving on the Audit Committee under applicable SEC and New York Stock Exchange ("NYSE") rules. Further, Mr. Roth is an "audit committee financial expert," as defined by the SEC. Mr. Cavanna is not independent for Audit Committee purposes because of his employment with Vestar. The Board determined to appoint Mr. Cavanna to the Audit Committee because Mr. Cavanna's experience as a member of the Audit Committee since 2008, along with his knowledge and experience in healthcare business strategy and operations, make him well qualified to serve as a member of the committee. We expect that Mr. Cavanna will resign from the Audit Committee effective May 20, 2016.

        The Audit Committee is responsible for, among other matters: (1) appointing, compensating, retaining, overseeing and terminating our independent registered public accounting firm; (2) reviewing our independent registered public accounting firm's independence; (3) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (4) overseeing the work of our independent registered public accounting firm and discussing with management and our independent registered public accounting firm the interim and annual consolidated financial statements that we file with the SEC; (5) coordinating the oversight of our internal control over financial reporting, disclosure controls and procedures and code of conduct; (6) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; (7) reviewing and approving related party transactions; and (8) reviewing and discussing policies and guidelines with respect to risk assessment and risk management. The Audit Committee met eight times during 2015.

        Compensation Committee:    The Compensation Committee currently consists of Messrs. Alpert and Cavanna and Ms. Zane, with Mr. Alpert serving as Chair. Our Board of Directors has affirmatively determined that Ms. Zane meets the definition of "independent director" for purposes of serving on the Compensation Committee under applicable SEC and NYSE rules. The Compensation Committee is responsible for, among other matters: (1) reviewing and approving executive officer compensation goals, objectives and plans; (2) evaluating executive officer performance in light of such goals and objectives; (3) reviewing and recommending the compensation of our directors; and (4) administering our stock plans and other incentive compensation plans.

        The Compensation Committee may delegate its authority under its charter to one or more subcommittees as it deems appropriate from time to time as further described in its charter, which is available on our website at www.pressganey.com. The Compensation Committee may also delegate to an officer the authority to grant equity awards to certain employees, as further described in its charter and subject to the terms of our equity plans.

        When making compensation decisions in 2015, our Compensation Committee considered advice and data provided by Frederick W. Cook & Co., Inc. ("FW Cook"), a nationally recognized consulting firm. FW Cook was retained by our Compensation Committee to assess and make recommendations with respect to the amount and types of compensation to provide our executives and directors. The Compensation Committee reviewed compensation assessments provided by FW Cook comparing our compensation to that of comparable companies and met with FW Cook to discuss compensation of our executive officers, including the Chief Executive Officer. FW Cook also provided additional services to the Company during 2015. The fees the Company paid to FW Cook for these additional services in 2015 did not exceed $120,000.

        Also during 2015, our executive management sought advice and data provided by Towers Watson & Co. ("Towers"), a nationally recognized consulting firm in formulating proposals to the Compensation Committee. Towers was retained by Company management, to assess and make recommendations with respect to the amount and types of compensation to provide our executives, and did not report directly to the Compensation Committee. Towers also provided additional services to the Company during 2015. The fees the Company paid to Towers for these additional services in 2015 did not exceed $120,000.

        The Compensation Committee met five times during 2015.

        Nominating and Corporate Governance Committee:    The Nominating and Corporate Governance Committee currently consists of Mr. Alpert, Ms. Zane and Dr. Snyderman, with Mr. Alpert serving as Chair. The Nominating and Corporate Governance Committee is responsible for, among other matters: (1) identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors; (2) overseeing the organization of our Board of Directors to discharge the Board of Director's duties and responsibilities properly and efficiently; (3) identifying best practices and recommending corporate governance principles; (4) developing and recommending to our Board of Directors a set of corporate governance guidelines and principles applicable to us; and (5) overseeing the evaluation of our Board of Directors and management. The Nominating and Corporate Governance Committee met two times during 2015.

        The Nominating and Corporate Governance Committee may solicit director candidate recommendations from a number of sources, including directors, executive officers and third-party search firms. The Nominating and Corporate Governance Committee will consider for nomination any director candidates, including director candidates recommended by our stockholders, who are deemed qualified by the Nominating and Corporate Governance Committee in light of the qualifications and criteria for Board of Directors membership described below, or such other criteria as approved by the Board of Directors or a committee thereof from time to time. Stockholder recommendations must be submitted to the Nominating and Corporate Governance Committee in accordance with the requirements set forth in the Bylaws, including those discussed below under the caption "Other Matters—Stockholder Proposals," and any procedures established from time to time by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee does not have a specific policy regarding the consideration of stockholder recommendations for director candidates and considers this appropriate because it evaluates recommendations without regard to their source.

        When considering candidates for directorship, the Nominating and Corporate Governance Committee takes into account a number of factors, including the following qualifications: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; strong finance experience; relevant social policy concerns; experience relevant to the Company's industry; experience as a board member or executive officer of another publicly held company; relevant academic expertise or other proficiency in an area of the Company's operations; diversity of expertise and experience in substantive matters pertaining to the Company's business relative to other board members; diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience; practical and mature business judgment, including, but not limited to, the ability to make independent analytical inquiries; and any other relevant qualifications, attributes or skills. The Board of Directors evaluates each individual in the context of the Board of Directors as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee may also consider the director's past attendance at meetings and participation in and contributions to the activities of the Board of Directors.

        Compliance Committee:    The Compliance Committee currently consists of Ms. Norwalk and Dr. Snyderman, with Ms. Norwalk serving as Chair. The Compliance Committee is responsible for, among other matters: (1) the structure and implementation of our compliance plan; (2) overseeing specific material compliance and other legal issues together with the Audit Committee and our General Counsel, as appropriate; and (3) conducting such investigations into compliance matters as the committee may deem necessary. The Compliance Committee did not meet during 2015.

        Controlled Company and Director Independence:    Certain funds affiliated with Vestar collectively hold a majority of the voting power of our outstanding common stock and, as a result, we qualify as a "controlled company" within the meaning of the NYSE Listed Company Manual. As a controlled company, we are exempt from certain corporate governance requirements of the NYSE that would require:

  •
  a majority of the board of directors to be "independent directors," as defined under the rules of the NYSE;

  •
  a nominating and corporate governance committee comprised entirely of independent directors; and

  •
  a compensation committee comprised entirely of independent directors.

        In accordance with those exemptions, our Nominating and Corporate Governance Committee and Compensation Committee are not composed entirely of independent directors. These exemptions, however, do not modify the independence requirements for our Audit Committee, and we are subject to, and have complied with, the requirements of the SEC and the NYSE. These rules require that our Audit Committee be composed of at least three members, a majority of whom are independent, and that all members of the Audit Committee be independent by May 20, 2016.

        At least annually, the Board of Directors evaluates the independence of our directors in light of the standards established by the NYSE. After its most recent evaluation of director independence, the Board of Directors affirmatively determined that six of our nine current directors, Messrs. Driscoll and Roth, Mses. Norwalk and Zane and Drs. Glaser and Snyderman, are "independent" for purposes of NYSE listing standards. The Board of Directors made these determinations based upon individual evaluations of each director's employment or affiliations, compensation history and any commercial, family or other relationships.

        Emerging Growth Company:    We qualify as an "emerging growth company" pursuant to the provisions of the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"). For as long as we are an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our annual reports and proxy statements.

        In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have irrevocably elected not to avail ourselves of the extended transition period and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

        Executive Sessions of Independent Directors:    Our independent directors meet without non-independent directors or management present in regularly scheduled executive sessions, which take place at least two times per year.

        Leadership Structure:    The positions of our Chairman of the Board and Chief Executive Officer are presently separated. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing our Chairman of the Board to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer must devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board of Directors' oversight responsibilities continue to grow. Our Board of Directors also believes that this structure ensures a greater role for the non-management directors in the oversight of our Company and encourages active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board of Directors. Our Board of Directors believes its administration of its risk oversight function has not affected its leadership structure. Although our Bylaws do not require our Chairman and Chief Executive Officer positions to be separate, our Board of Directors believes that having separate positions is the appropriate leadership structure for us at this time.

        Risk Oversight:    Our Audit Committee is responsible for overseeing our risk management process. The Audit Committee focuses on our general risk management strategy and the most significant risks facing us, and ensures that appropriate risk mitigation strategies are implemented by management. The Audit Committee is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

        Our other board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board of Directors as appropriate, including when a matter rises to the level of a material or enterprise level of risk.

        Our management is responsible for day-to-day risk management. This includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels and reporting to the Audit Committee and Board of Directors, as appropriate.

        Compensation Committee Interlocks and Insider Participation:    The members of the Compensation Committee during fiscal year 2015 are set forth above under "—Compensation Committee." No member of the Compensation Committee is or has been an officer or employee of the Company. Messrs. Alpert and Cavanna are managing directors of Vestar, and certain funds affiliated with Vestar currently collectively hold a majority of the voting power of our outstanding common stock. For a description of the transactions between the Company and Vestar and its affiliated entities, see "Certain Relationships and Related Party Transactions." Apart from these relationships, no member of the Compensation Committee has any relationship that would be required to be reported under Item 404 of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act"). None of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or Compensation Committee.

        Stockholder and Interested Party Communications with the Board of Directors:    Any stockholder wishing to communicate with our Board of Directors, a particular director or group of directors or the chair of any committee of the Board of Directors may do so by sending written correspondence to Press Ganey Holdings, Inc., Board of Directors, Attention General Counsel and Corporate Secretary, 401 Edgewater Place, Suite 500, Wakefield, Massachusetts 01880. The Board has instructed our General Counsel and Corporate Secretary to promptly forward all such communications to the applicable director, group of directors or committee chair.

        Availability of Corporate Governance Documents:    We maintain a Company website that includes, among other items, the Code of Business Conduct and Ethics applicable to all employees, officers and directors, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions; the Insider Trading Compliance Policy applicable to all employees, officers and directors; the Corporate Governance Guidelines; the Policies and Procedures for Complaints Regarding Accounting, Internal Accounting Controls, Fraud Or Auditing Matters; the Related Person Transaction Policy and Procedures; and the charters for the Audit, Compensation, Nominating and Corporate Governance and Compliance Committees. This information is available on the "Investor Relations" section of our website, www.pressganey.com, under "Corporate Governance," but is not incorporated by reference into this Proxy Statement. If we make any substantive amendment to the Code of Business Conduct and Ethics or grant any waiver, including any implicit waiver, from a provision of the Code of Business Conduct and Ethics to certain executive officers, we will disclose the nature of such amendment or waiver, the name of the person to whom any waiver was granted, and the date of waiver on our website.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

  •
  the amounts involved exceeded or will exceed $120,000; and

  •
  any of our directors, executive officers or holders of more than 5% of our common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Limited Liability Company Agreement

        On April 15, 2014, the members of PG Holdco, LLC ("PG Holdco"), the former parent of the Company prior to our initial public offering (the "IPO") in May 2015, entered into the Ninth Amended and Restated Limited Liability Company Agreement (as amended, the "LLC Agreement"). The LLC Agreement governed the affairs of PG Holdco and the conduct of its business, and set forth certain terms of the equity units held by members of PG Holdco, including, among other things, the right of members to receive distributions, the voting rights of holders of equity units and the composition of the management committee, subject to the terms of the Securityholders Agreement (as defined below). Subject to the terms of the Securityholders Agreement, any member of the management committee was subject to removal at any time by the holders of a majority of the total voting power of the outstanding Class A Common Units and Class A-1 Common Units.

        The management committee managed and controlled the business and affairs of PG Holdco and had the power to, among other things, amend the LLC Agreement, approve any significant corporate transactions and appoint officers. It could also have delegated such authority by agreement or authorization.

        The LLC Agreement also contained agreements among the parties with respect to the allocation of net income and net loss and the distribution of assets among the holders of the preferred units and the common units of PG Holdco.

        Concurrently with the consummation of the IPO in May 2015, the LLC Agreement was terminated.

Securityholders Agreement

        PG Holdco entered into the Second Amended and Restated Securityholders Agreement (the "Securityholders Agreement") on November 9, 2012, with Vestar, an affiliate of Vestar, the management and director investors, certain other holders of equity units in PG Holdco, and any future parties to such agreement as amended (collectively, the "Securityholders").

        The Securityholders Agreement provided that the Securityholders would vote all of their units to elect and continue in office a management committee of PG Holdco and a board of directors of the Company composed of:

  •
  up to eight designees of Vestar;

  •
  and the chief executive officer of the Company.

        In addition, each Securityholder agreed, subject to certain limited exceptions, that he or she would vote all of his or her units as directed by Vestar in connection with amendments to PG Holdco's organizational documents, mergers or other business combinations, the disposition of all or substantially all of PG Holdco's property and assets, reorganizations, recapitalizations or the liquidation, dissolution or winding-up of PG Holdco.

        The Securityholders Agreement provided, among other things:

  •
  for limitations on the transfer of securities by the employee investors and the co-investors;

  •
  PG Holdco with a right of first refusal with respect to proposed transfers of securities of PG Holdco by the employee investors;

  •
  the employee investors and co-investors with "tag-along" rights with respect to transfers of securities owned by Vestar;

  •
  Vestar with "drag-along" rights with respect to securities owned by the investors in a sale of a majority of the equity or voting interests of PG Holdco or certain of their holding company subsidiaries, or in a sale of all or substantially all of the assets of PG Holdco and its subsidiaries; and

  •
  the employee investors and co-investors with certain participation rights in issuances of new preferred units or common units by PG Holdco to Vestar and its affiliates.

        In addition, Vestar had certain rights to require PG Holdco (or its successors) to register securities held by the Securityholders under the Securities Act up to three times, and Vestar and the other Securityholders have certain rights to participate in publicly registered offerings of PG Holdco's common equity initiated by PG Holdco or other third parties.

        Concurrently with the consummation of the IPO in May 2015, the Securityholders Agreement was terminated.

Management Agreement

        Vestar, PG Holdco, Press Ganey Associates, Inc. ("Press Ganey Associates") and the Company were parties to a management agreement (the "Management Agreement") relating to certain advisory and consulting services rendered by Vestar. In consideration of those services, we agreed to pay to Vestar an aggregate per annum management fee equal to the greater of (i) $500,000 or (ii) an amount per annum equal to 1.0% of our consolidated earnings before interest, taxes and depreciation and amortization for each fiscal year before deduction of Vestar's fee, calculated in accordance with our senior secured credit facilities. We also agreed to indemnify Vestar and its affiliates from and against all losses, claims, damages and liabilities arising out of the performance by Vestar of its services pursuant to the Management Agreement. The Management Agreement also provided for the payment of reasonable and customary advisory fees to Vestar for services in connection with a sale of PG Holdco, or any of its subsidiaries or any extraordinary acquisition by or involving PG Holdco or any of its subsidiaries, which fees are payable on the date of completion of any such transaction, plus Vestar's out-of-pocket expenses.

        Pursuant to the Management Agreement, we paid $0.6 million, $1.0 million and $0.9 million of management fees to Vestar in the years ended December 31, 2015, 2014 and 2013, respectively. In connection with our IPO, we paid Vestar a one-time transaction advisory fee of $8.5 million.

        The Management Agreement was terminated upon the closing of our IPO in May 2015.

Employee Loans

        On February 27, 2012, Press Ganey Associates, our wholly owned subsidiary, made a loan to Patrick T. Ryan, our Chief Executive Officer, for a total principal amount of $9.3 million, bearing interest at an annual rate of 10.00% pursuant to a promissory note dated February 27, 2012 to pay for the purchase of Preferred Units and Class A Common Units of PG Holdco no later than February 27, 2022.

        On May 21, 2012, Press Ganey Associates made a loan to Patricia Cmielewski, our Chief Marketing Officer, for a total principal amount of approximately $0.5 million, bearing interest at an annual rate of 2.89% pursuant to a promissory note dated May 21, 2012 to pay for the purchase of Preferred Units and Class A and Class B Common Units of PG Holdco no later than May 21, 2022.

        On June 1, 2012, Press Ganey Associates made a loan to Joseph Greskoviak, our President and Chief Operating Officer, for approximately $1.0 million, bearing interest at an annual rate of 2.64% pursuant to a promissory note dated June 1, 2012 to pay for the purchase of Preferred Units and Class A and Class B Common Units of PG Holdco no later than June 1, 2022.

        On December 26, 2012, Press Ganey Associates made a loan to Devin J. Anderson, our General Counsel and Corporate Secretary, for a total principal amount of approximately $0.5 million, bearing interest at an annual rate of 2.40% pursuant to a promissory note dated December 26, 2012 to pay for the purchase of Preferred Units and Class A and Class B Common Units of PG Holdco no later than December 26, 2022.

        On December 11, 2013, Press Ganey Associates made a loan to Suda Suvarna, our Chief Information Officer, for a total principal amount of approximately $0.5 million, bearing interest at an annual rate of 3.32% pursuant to a promissory note dated December 11, 2013 to pay for the purchase of Preferred Units and Class A and Class B Common Units of PG Holdco no later than December 11, 2023.

        On April 1, 2014, Press Ganey Associates made a loan to Matthew W. Hallgren, our Chief Financial Officer as of that date, for a total principal amount of approximately $0.1 million, bearing interest at an annual rate of 3.32% pursuant to a promissory note dated April 1, 2014 to pay for the purchase of Class B Common Units of PG Holdco no later than April 1, 2024.

        All of these loans were made by Press Ganey Associates, and all were repaid and/or forgiven and were no longer outstanding on or before April 3, 2015. An aggregate amount of approximately $1.9 million of these loans were forgiven by Press Ganey Associates.

Registration Rights Agreement

        We entered into a registration rights agreement (the "Registration Rights Agreement") with Vestar in connection with our IPO in May 2015. Pursuant to the Registration Rights Agreement, Vestar will be entitled to request that we register the shares of our common stock held by Vestar on a long-form or short-form registration statement on one or more occasions in the future, which registrations may be "shelf registrations." Vestar will also be entitled to participate in certain registered offerings by us, subject to the terms and conditions in the Registration Rights Agreement. We will pay Vestar's expenses in connection with the exercise of these rights.

        As of April 25, 2016, Vestar is entitled to registration rights for approximately 30,624,250 million shares.

Indemnification Agreements

        We have entered into indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides that, subject to limited exceptions, and among other things, we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director or officer.

Employment Relationship

        Kathryn Ryan, the daughter of Patrick T. Ryan, is employed by the Company as Marketing Director, Strategic Events. From January 1, 2015 through December 31, 2015, Ms. Ryan was paid $113,164.23 as salary and bonus in regards to her 2015 performance, and received 1,000 shares of time-based restricted stock and 1,000 shares of performance-based restricted stock in connection with our IPO.

Policy and Procedures for Related Person Transactions

        Our Board of Directors has adopted a written Related Person Transaction Policy and Procedures setting forth the policy and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person had, has or will have a direct or indirect material interest, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee considers all relevant facts and circumstances, including whether the transaction is on terms comparable to those that could be obtained in an arm's length transaction and the extent of the related person's interest in the transaction.

        With the exception of entering into the Registration Rights Agreement, the related party transactions described in this section occurred prior to adoption of this policy and as such, these transactions were not subject to the approval and review procedures set forth in the policy, but were nonetheless subject to the approval and review procedures in effect at the applicable times.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

        This section discusses the material components of the executive compensation program offered to our named executive officers (our "NEOs") identified below. For 2015, our NEOs were:

  •
  Patrick T. Ryan, Chief Executive Officer;

  •
  Joseph Greskoviak, President and Chief Operating Officer; and

  •
  Devin J. Anderson, General Counsel and Corporate Secretary.

        This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.

        We are an "emerging growth company," within the meaning of the JOBS Act, and have elected to comply with the reduced compensation disclosure requirements available to emerging growth companies under the JOBS Act.

2015 Summary Compensation Table

			Stock Awards		Option Awards
										Total Excluding Modified Equity Awards ($)(5)
Name and Principal Position	Year	Salary ($)	New Stock Awards Issued ($)(1)	Existing Stock Awards Modified ($)(2)	New Option Awards Issued ($)(1)	Existing Option Awards Modified ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Patrick T. Ryan	2015	627,726	7,450,000	20,181,419		—	701,041	10,600	28,970,786	8,789,367
Chief Executive Officer	2014	600,000	—	—		—	405,000	10,400	1,015,400	1,015,400
Joseph Greskoviak	2015	390,329	4,100,000	6,464,987		833,055	470,110	1,131,869	13,390,350	6,092,308
President and Chief	2014	350,000	—	—		—	390,000	10,400	750,400	750,400
Operating Officer
Devin J. Anderson	2015	306,507	2,350,000	2,931,740		339,528	368,836	537,797	6,834,408	3,563,140
General Counsel and
Corporate Secretary

(1)
Represents the grant date fair value computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 718 T, of awards that were issued in 2015. All awards were made in connection with the IPO. Refer to "Executive and Director Compensation—Equity Compensation" for additional information regarding the awards our NEOs received in the IPO.

(2)
In connection with the IPO and the liquidating distribution of PG Holdco, PG Holdco made modifications to equity awards that were issued to our NEOs by PG Holdco prior to 2015. The amount shown represents the incremental fair value, computed as of the modification date in accordance with FASB ASC 718, of the modified awards. The incremental fair value of our equity award modifications is required to be reported in our 2015 Summary Compensation Table; however, the amounts shown do not represent new awards made to, or payments actually received by, our NEOs during 2015. For Mr. Ryan, the amount shown also does not reflect the repayment of $12,428,072 in loan principal and accrued interest to Press Ganey Associates, Inc. he made in connection with the IPO. Refer to "Executive and Director Compensation—Effect of the Distribution" for a description of the modifications PG Holdco made to its equity awards.

(3)
Represents cash bonuses earned under our annual performance based bonus program for 2015. For additional information, see "—Performance Bonuses" below.

(4)
Amount shown represents company matching contributions to 401(k) plan accounts for all NEOs, $1,122,196 in loan forgiveness for Mr. Greskoviak and $529,951 in loan forgiveness for Mr. Anderson. Mr. Ryan did not receive any loan forgiveness and instead repaid a total of $12,428,072 in loan principal and accrued interest to Press Ganey Associates, Inc. in connection with the IPO. Refer to "Executive and Director Compensation—Effect of the Distribution" for additional information regarding the loan forgiveness amounts.

(5)
Amount shown represents total compensation excluding the incremental fair value of equity award modifications made in connection with our IPO and the liquidating distribution of PG Holdco.

Narrative Disclosure to Summary Compensation Table

        The primary elements of compensation for our NEOs are base salary, annual performance bonuses and equity compensation awards. The NEOs also participate in employee benefit plans and programs that we offer to our other full-time employees on the same basis.

Base Salaries

        We pay our NEOs a base salary to compensate them for the satisfactory performance of services rendered to our company. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive's skill set, experience, role and responsibilities. Base salaries for our NEOs have generally been set at levels deemed necessary to attract and retain individuals with superior talent.

        Our NEOs' base salaries for 2015 were as follows:

	Annual Base Salary
Named Executive Officer	January 1, 2015 through September 30, 2015	October 1, 2015 through Present
Patrick T. Ryan	$600,000	$710,000
Joseph Greskoviak	$350,000	$510,000
Devin J. Anderson	$275,000	$400,000

Performance Bonuses

        We offer our NEOs the opportunity to earn annual cash bonuses to compensate them for attaining short-term financial objectives and individual goals, which we refer to as "MBOs," established and approved by our Compensation Committee annually. Each NEO has an annual target bonus that is expressed as a percentage of his annual base salary. The 2015 target bonus percentages were 100% of base salary for each of Messrs. Ryan, Greskoviak and Anderson. Actual bonus amounts for our NEOs are determined by our Compensation Committee after consideration of Mr. Ryan's recommendations (except with respect to his own bonus).

        For 2015, annual bonuses were based 75% on our company's attaining a budgeted EBITDA target and 25% on individual performance, including MBOs for each NEO based on his area of responsibility within our company. Mr. Ryan's 2015 MBOs related to client, product and organizational development, acquisition growth and successful execution of our IPO. Mr. Greskoviak's 2015 MBOs related to client development, operational improvements, acquisition growth and successful execution of our IPO and Mr. Anderson's 2015 MBOs related to the Company's ongoing legal and regulatory compliance, oversight of the legal aspects of the Company's business development efforts and successful execution of our IPO. Actual payouts of our annual cash bonuses for 2015 are reported under the "Non-Equity Incentive Plan Compensation" column of the 2015 Summary Compensation Table above.

Equity Compensation

        In connection with our IPO in May 2015, we adopted the Press Ganey Holdings, Inc. 2015 Incentive Award Plan (the "2015 Plan") to facilitate the grant of cash and equity-based incentives to our directors, employees (including our NEOs) and consultants and to enable our company to obtain and retain the services of these individuals, which we believe is essential to our long-term success.

        In May 2015, we granted awards of restricted stock to each of our NEOs under the 2015 Plan. The table below summarizes the terms of these grants. The number of shares subject to the awards was determined by dividing the dollar values shown by $25.00, the initial public offering price of our common stock.

	Time-Based Restricted Stock
			Performance-Based Restricted Stock ($)(3)
Named Executive Officer	2 Year ($)(1)	4 Year ($)(2)
Patrick T. Ryan	700,000	3,375,000	3,375,000
Joseph Greskoviak	600,000	1,750,000	1,750,000
Devin J. Anderson	400,000	975,000	975,000

(1)
The award vests in eight substantially equal quarterly installments following the grant date, subject to the NEO's continued employment on each applicable vesting date.

(2)
The award vests 20% on each of the first and second anniversaries of the grant date and 30% on each of the third and fourth anniversaries of the grant date, subject to the NEO's continued employment on each applicable vesting date.

(3)
The award vests on the third anniversary of the grant date subject to our company's achieving a cumulative cash flow threshold over the three fiscal years beginning January 1, 2015 and the NEO's continued employment on the vesting date. The value indicated represents the target number of shares that may be earned under the award. The actual number of shares that may be earned may be greater (up to 110%) or less than the target number of shares.

Retirement, Health, Welfare and Additional Benefits

        Our NEOs are eligible to participate in our employee benefit plans and programs, including medical and dental benefits, flexible spending accounts and short- and long-term disability and life insurance, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans. We also sponsor a 401(k) defined contribution plan in which our NEOs may participate, subject to limits imposed by the Internal Revenue Code, to the same extent as our other full-time employees. Currently, we match 100% of contributions made by participants in the 401(k) plan up to 3% of eligible compensation and 50% of contributions of between 3% and 5% of eligible compensation. All matching contributions are fully vested when made.

Outstanding Equity Awards as of December 31, 2015

        The table below provides information regarding the equity awards held by our NEOs as of December 31, 2015. Refer to "Executive and Director Compensation—Effect of the Distribution" for information regarding the effect of our IPO on certain awards.

		Stock Awards
Name	Vesting Commencement Date	Number of Units of Stock That Have Not Vested (#)		Market Value of Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($)(6)
Patrick T. Ryan	5/21/2015	21,000	(1)	$662,550	—		—
	5/21/2015	135,000	(2)	$4,259,250	—		—
	5/21/2015	—		—	148,500	(3)	$4,685,175
	2/27/2012	21,029	(4)	$635,070	—		—
	2/27/2012	32,415	(5)	$1,022,693	—		—
Joseph Greskoviak	5/21/2015	18,000	(1)	$567,900	—		—
	5/21/2015	70,000	(2)	$2,208,500	—		—
	5/21/2015	—		—	77,000	(3)	$2,429,350
	6/1/2012	19,783	(4)	$624,154	—		—
	6/1/2012	8,648	(5)	$272,844	—		—
Devin J. Anderson	5/21/2015	12,000	(1)	$378,600	—		—
	5/21/2015	39,000	(2)	$1,230,450	—		—
	5/21/2015	—		—	42,900	(3)	$1,353,495
	10/15/2012	10,128	(4)	$319,538	—		—
	10/15/2012	8,648	(5)	$272,844

(1)
Represents restricted shares that vest in eight substantially equal installments on each August 21, November 21, February 21 and May 21 following the vesting commencement date, such that the restricted shares shall be fully vested on the second anniversary of the vesting commencement date, subject to the NEO's continued employment on each applicable vesting date.

(2)
Represents restricted shares that vest as to 20% on each of the first and second anniversaries of the vesting commencement date and as to 30% on each of the third and fourth anniversaries of the vesting commencement date, subject to the NEO's continued employment on each applicable vesting date.

(3)
Represents restricted shares that vest on the third anniversary of the vesting commencement date subject to our company's achieving a cumulative cash flow threshold over the three fiscal years beginning January 1, 2015 and the NEO's continued employment on the vesting date. The number of shares represents the maximum number of shares that may be earned under the award. The actual number of shares that may be earned may be greater (up to 110%) or less than the target number of shares.

(4)
Represents restricted shares distributed in the liquidating distribution of PG Holdco with respect to unvested Class A common units of PG Holdco. The shares vest in substantially equal quarterly installments through the fourth anniversary of the vesting commencement date, subject to the NEO's continued employment on each applicable vesting date and potential accelerated vesting as described in the section titled "Potential Payments Upon a Change in Control" below.

(5)
Represents restricted shares distributed in the liquidating distribution of PG Holdco with respect to unvested Class B common units of PG Holdco. The shares vest in substantially equal annual installments though the fifth anniversary of the vesting commencement date, subject to the NEO's continued employment on each applicable vesting date and potential accelerated vesting as described in the section titled "Potential Payments Upon a Change in Control" below.

(6)
Amount shown is based the closing price of our common stock on December 31, 2015 of $31.55 per share.

Effect of the Distribution

        Prior to our IPO, PG Holdco granted equity awards to our employees, including our NEOs, in the form of restricted Class A, Class A-1, Class B and Class C common units in PG Holdco, subject to time or performance-based vesting conditions. Upon closing of our IPO, shares of our stock held by PG Holdco were distributed to its equity holders in PG Holdco's liquidating distribution, which we refer to below as the "Distribution." At the time the registration statement filed in connection with our IPO became effective, PG Holdco made the following modifications to the then outstanding unvested equity awards held by our employees, including the NEOs:

  •
  All unvested Class A and Class A-1 common units that were subject to four-year cliff vesting were amended so that the units vest in 16 substantially equal quarterly installments following the applicable vesting commencement date. This modification was applied retroactively, resulting in accelerated vesting of a portion of the unvested Class A and A-1 common units and each holder of such units receiving vested shares of our common stock in the Distribution. Any shares of our common stock distributed in respect of vested Class A or Class A-1 common units in the Distribution were fully vested. Any shares of our common stock distributed in respect of unvested Class A and A-1 common units in the Distribution were initially unvested and are subject to the same amended vesting schedule as the corresponding Class A or Class A-1 common unit.

  •
  All unvested Class A common units that were subject to performance-based vesting conditions had the performance conditions tested based on PG Holdco's value calculated by reference to the IPO price of our common stock. These units were cancelled for no consideration if PG Holdco determined the applicable performance conditions were not met and participated in the Distribution if PG Holdco determined the applicable performance conditions were met. Any shares of our common stock distributed in respect of performance vesting Class A common units in the Distribution were fully vested.

  •
  All unvested Class C common units had the applicable performance conditions tested based on PG Holdco's value calculated by reference to the IPO price of our common stock. To the extent some or all of the performance conditions were not met, the corresponding number of Class C common units was cancelled for no consideration. To the extent some or all of the performance conditions were met, the corresponding number of Class C common units participated in the Distribution. Any shares of our common stock distributed in respect of Class C common units in the Distribution were fully vested.

  •
  Class B common units were considered options for accounting purposes prior to the IPO. PG Holdco did not modify the vesting of any Class B common units held by our employees, including the NEOs, in the IPO. Shares of our common stock distributed in respect of vested Class B common units in the Distribution were fully vested. In addition, unvested restricted shares of our common stock were distributed in respect of unvested Class B common units were initially unvested and are subject to the same five-year vesting schedule as the corresponding Class B common unit. These changes modified the accounting treatment of Class B common units under FASB ASC 718 and resulting in an increase in award value for accounting purposes.

        The restricted shares of our common stock that the NEOs received in the Distribution for their common units of PG Holdco that were subject to time-based vesting conditions are set forth in the Outstanding Equity Awards as of December 31, 2015 Table above to the extent the shares were unvested as of the end of our 2015 fiscal year. All of the NEOs' PG Holdco common units that were subject to performance-based vesting conditions vested as a result of the IPO.

        In addition, loans that Press Ganey Associates, Inc. made to our NEOs to purchase PG Holdco units were forgiven or repaid and ceased to be outstanding on or prior to April 3, 2015. The amount of any loans that were held by our NEOs and forgiven during 2015 have been included in the "All Other Compensation" column of our 2015 Summary Compensation Table above. Mr. Ryan did not receive any loan forgiveness and instead repaid a total of $12,428,072 in loan principal and accrued interest to Press Ganey Associates, Inc. in connection with the IPO.

Employment Agreements

        In April 2015, we entered into new employment agreements with Messrs. Ryan, Greskoviak and Anderson. The agreements have initial terms of four years and automatically renew for successive one-year periods following the initial term unless notice of non-renewal is delivered by either party at least six weeks prior to the end of the applicable term.

        If we terminate Mr. Ryan's, Mr. Greskoviak's or Mr. Anderson's employment without cause (which includes our election not to renew his employment agreement, but excludes a termination due to death or "disability") or he resigns for "good reason," subject to his timely executing a release of claims in our favor and continued compliance with the restrictive covenants contained in the employment agreement, he is entitled to receive (i) a prorated portion of the annual bonus he would otherwise have earned for the year of termination, based on actual performance for the full year and payable when the bonus would have otherwise been paid, (ii) an amount equal to the sum of his annual base salary and the amount, if any, of the annual bonus earned for the year immediately prior to the year of termination, payable in installments according to the company's standard payroll practices over the 12 months following termination, and (iii) 1.5 times the company's cost of providing continued health coverage for a period of 12 months, payable in installments according to the company's standard payroll practices over the 12 months following termination.

        The employment agreements contain restrictive covenants pursuant to which each of Messrs. Ryan, Greskoviak and Anderson has agreed to refrain from disclosing confidential information or disparaging us or any of our affiliates, in each case, while employed and at all times thereafter and from competing with us or soliciting our employees or consultants, in each case, while employed and following his termination of employment for any reason for a period of 12 months.

        For purposes of the NEOs' employment agreements:

  •
  "cause" generally means, subject to applicable cure rights, his (i) willful and continued failure to perform duties, (ii) negligence or misconduct in the course of employment that the Board of Directors determines has a material and adverse effect on the company, (iii) indictment of, conviction of, or plea of nolo contendere to a misdemeanor involving moral turpitude or a felony, (iv) material breach of the employment agreement, (v) violation of company policies that the Board of Directors determines has a material and adverse effect on the company, (vi) misappropriation, embezzlement or material misuse of funds or property belonging to the company or (vii) use of alcohol or drugs that either interferes with the performance of his duties or adversely affects the integrity or reputation of the company, its employees or its products or services, as determined by the Board of Directors; and

  •
  "good reason" generally means, subject to the company's cure rights, the occurrence of any of the following, without the NEO's written consent (i) a material diminution in his duties,

    authority or responsibilities, (ii) a reduction in his base salary or annual bonus opportunity, (iii) a material breach by the company of the employment agreement, (iv) a relocation of his principal place of employment for Messrs. Greskoviak and Anderson or a relocation of his principal residence for Mr. Ryan, or (v) a sale of the company to a third party if such third party fails to assume all obligations under the employment agreement.

Potential Payments Upon a Change in Control

        All restricted shares that were distributed to our NEOs in the liquidating distribution of PG Holdco will vest upon a change in control of our company, subject to the NEO remaining employed with us until the change in control transaction. Our NEOs are not otherwise entitled to payments, enhanced benefits or accelerated vesting as a result of a change in control.

Director Compensation

        Directors who are employees of the Company, or directors who are affiliated with Vestar, receive no compensation for their service on our Board of Directors or its committees. We maintain a compensation program for our non-employee directors under which each non-employee director who is not affiliated with Vestar receives the following amounts for their service on our Board of Directors:

  •
  at each annual meeting of stockholders, a number of shares of restricted stock valued at $125,000 as of the date of grant, which vest in a single installment on the earliest of the first anniversary of the date of grant, the next annual meeting of stockholders and a change in control of our company;

  •
  an annual retainer of $50,000; and

  •
  if the director serves on a committee of our Board of Directors, an additional annual retainer as follows:

  •
  chairman of the audit committee: $25,000;

  •
  audit committee member other than the chairman: $15,000;

  •
  chairman of the compensation committee: $15,000;

  •
  compensation committee member other than the chairman: $10,000;

  •
  chairman of the nominating and corporate governance committee: $10,000; and

  •
  nominating and corporate governance committee member other than the chairman: $6,000.

        Annual retainers are payable in arrears in four equal quarterly installments not later than the 15th day following the end of each fiscal quarter and prorated for any portion of a quarter that a director is not serving as a non-employee member of our Board of Directors.

        Each member of our Board of Directors is entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and any committee of the Board of Directors on which he or she serves.

        In connection with our IPO in May 2015, our Board of Directors made restricted stock grants valued at $125,000 (based on the offering price of our common stock in our IPO) to each of our non-employee directors who was not affiliated with Vestar. These restricted stock awards will vest in a single installment on the date of our first annual meeting of stockholders following our IPO, subject to accelerated vesting in the event of a change in control.

2015 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Norman W. Alpert	—	—	—
Andrew J. Cavanna	—	—	—
John P. Driscoll	—	—	—
John Glaser, Ph.D.	—	—	—
Roger C. Holstein	—	—	—
Ken Graboys	$12,500	$79,234	$91,734
Edward M. Kennedy, Jr.	$12,500	$360,292	$372,792
Leslie V. Norwalk	$58,750	$125,000	$183,750
Gregory S. Roth	$54,167	$125,000	$179,167
Dr. Ralph Snyderman	$53,500	$125,000	$178,500
Ellen M. Zane	$59,333	$125,000	$184,333

(1)
Messrs. Holstein, Graboys and Kennedy resigned from our Board of Directors on February 6, 2015, February 6, 2015 and February 8, 2015, respectively, and no longer serve as directors. Messrs. Alpert and Cavanna are affiliated with Vestar and waived their rights to receive compensation for their service on our board during 2015. Mr. Driscoll and Dr. Glaser were appointed to our Board of Directors in 2016, and thus did not receive compensation during 2015.

(2)
For Messrs. Kennedy and Graboys, the amounts shown represent the incremental fair value, computed as of the modification date in accordance with FASB ASC 718, of common units in PG Holdco that were modified in connection with their resignation from our Board of Directors. For all other directors, the amount shown represents the grant date fair value of restricted shares computed in accordance with FASB ASC Topic 718. The table below shows the aggregate number of restricted shares held by each non-employee director as of December 31, 2015. None of our non-employee directors held any options or other equity awards as of such date.

Name	Unvested Restricted Shares Outstanding as of December 31, 2015
Norman W. Alpert	—
Andrew J. Cavanna	—
John P. Driscoll	—
John Glaser, Ph.D.	—
Roger C. Holstein	—
Ken Graboys	—
Edward M. Kennedy, Jr.	—
Leslie V. Norwalk	10,065
Gregory S. Roth	5,000
Dr. Ralph Snyderman.	13,863
Ellen M. Zane	10,059

PROPOSAL 2: RATIFICATION OF THE
SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has selected Ernst & Young as the Company's independent registered public accounting firm for the current fiscal year. Ernst & Young has acted as the Company's independent registered public accounting firm since the fiscal year ended December 31, 2008. The Company has been advised by Ernst & Young that it is a registered public accounting firm with the Public Company Accounting Oversight Board (the "PCAOB") and complies with the auditing, quality control and independence standards and rules of the PCAOB and the SEC. A representative of Ernst & Young is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

        Although stockholder ratification of the selection of Ernst & Young is not required, the Board of Directors is nevertheless submitting the selection of Ernst & Young to the stockholders for ratification. Should the selection of Ernst & Young not be ratified by the stockholders, the Audit Committee will reconsider the matter. Even in the event the selection of Ernst & Young is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interests of the Company and its stockholders.

        Ratification of the selection of Ernst & Young as our independent registered public accounting firm for the current fiscal year requires the affirmative vote of the holders of a majority in voting power of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will have the effect of a vote "against" this proposal.

Recommendation of the Board of Directors

        The Board of Directors believes that the selection of Ernst & Young as the Company's independent registered public accounting firm is in the best interests of the Company and its stockholders and, therefore, unanimously recommends that the Company's stockholders vote FOR this proposal.

 AUDIT COMMITTEE REPORT

        The Audit Committee currently consists of Messrs. Cavanna and Roth and Ms. Norwalk, with Mr. Roth serving as the Chair of the Audit Committee. Effective May 20, 2016, we expect Mr. Driscoll will become a member of the Audit Committee and that Mr. Cavanna will resign from the Audit Committee. Between January 1, 2015 and March 15, 2015, Mr. Alpert and Mr. Cavanna served on the Audit Committee, with Mr. Cavanna serving as Chair. On March 16, 2015, Mr. Roth was appointed to the Audit Committee as Chair. On May 8, 2015, Mr. Alpert resigned from the Audit Committee and Ms. Norwalk was appointed to the Audit Committee.

        The Audit Committee's purpose is to assist the Board of Directors in oversight of the Company's internal controls and financial statements and the audit process. The Board of Directors has determined in its business judgment that Messrs. Driscoll and Roth and Ms. Norwalk are "independent," as is required by the listing standards of NYSE and under SEC rules.

        Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm, Ernst & Young, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the PCAOB.

        In performing its oversight role, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees). The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm's independence.

        Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in its charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

        The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including with respect to auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with the standards of the PCAOB, that the financial statements are presented in accordance with generally accepted accounting principles or that Ernst & Young is in fact "independent."

        The Audit Committee operates pursuant to a charter that was most recently adopted by the Board of Directors in May 2015 and is available on the Company's website at www.pressganey.com.

GREGORY S. ROTH, Chair
ANDREW J. CAVANNA
LESLIE V. NORWALK

Principal Accountant Fees and Services

        The following table sets forth information regarding the fees for professional services rendered by the Company's independent registered public accounting firm, Ernst & Young, in each of the last two fiscal years (in thousands):

Type of Fee	Year Ended December 31, 2015	Year Ended December 31, 2014
Audit Fees(1)	$2,111	$413
Audit-Related Fees(2)	153	82
Tax Fees(3)	238	131
All Other Fees	—	—

(1)
Audit fees consist of fees for professional services rendered in connection with the audit of our annual consolidated financial statements and the review of interim consolidated financial statements. Audit fees for the fiscal year 2015 also include $1.27 million of fees for professional services in connection with our initial public offering.

(2)
Audit-Related fees consist of fees for due diligence services related to acquisitions.

(3)
Tax fees consist of fees for tax compliance, tax planning, and tax advisory services, including assistance with tax audits and acquisitions.

        In making its determination regarding the independence of Ernst & Young, the Audit Committee considered whether the provision of the services covered in the sections entitled "Audit-Related Fees," "Tax Fees" and "All Other Fees" was compatible with maintaining such independence.

Pre-Approval Policies and Procedures

        The appointment of the independent registered public accounting firm to audit the Company's financial statements is approved each year by the Audit Committee. At the beginning of the year, the Audit Committee also evaluates other potential engagements by the Company of the accounting firm and approves or rejects each service considering (among other factors) the possible impact of each non-audit service on the accounting firm's independence from management. In accordance with its charter, the Audit Committee pre-approves all auditing services and the terms thereof and any non-audit services provided by the independent registered public accounting firm unless an exception to such pre-approval exists under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the rules of the SEC. The Audit Committee carefully considers the fees that are proposed to be paid in connection with the approval of audit and non-audit services, and then closely monitors the fees incurred in connection with the provision of such services throughout the year. At each meeting, the Audit Committee receives updates from management on the services that have been provided and fees incurred; from time to time, the Audit Committee may also consider and approve the provision of additional services. In the event that a need arises for the approval of additional services between meetings, the services would be considered and provisionally approved by a designated member of the Audit Committee who would present the scope and fees of the services provisionally pre-approved at the following meeting of the Audit Committee. All fees described in "Principal Accountant Fees and Services" were pre-approved by the Audit Committee.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information as of April 25, 2016 (unless otherwise noted) regarding the beneficial ownership of common stock by (i) persons or "groups" (as that term is used in Section 13(d)(3) of the Exchange Act) known by us to be the beneficial owner of more than 5% of the common stock of the Company, (ii) NEOs, (iii) directors and (iv) directors and executive officers as a group. Except as otherwise indicated, we believe, based on information furnished by such persons, that each person listed below has sole voting and investment power over the shares of common stock shown as beneficially owned, subject to community property laws, where applicable.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Common Stock
5% or Greater Stockholders
Funds affiliated with Vestar(2)	30,344,467	54.5%
Named Executive Officers and Directors
Patrick T. Ryan(3)	1,425,925	2.6%
Joseph Greskoviak(4)	525,281	*
Devin J. Anderson(5)	312,516	*
Norman W. Alpert	—	*
Andrew J. Cavanna	—	*
John P. Driscoll	—	*
John Glaser, Ph.D.	—	*
Leslie V. Norwalk(6)	25,259	*
Gregory S. Roth(7)	17,000	*
Dr. Ralph Snyderman(8)	25,259	*
Ellen M. Zane(9)	25,259	*
All directors and executive officers as a group (14 persons)(10)	2,866,165	5.1%

*
Less than 1%

(1)
The mailing address for each executive officer and director is c/o Press Ganey Holdings, Inc., 401 Edgewater Place, Suite 500, Wakefield, Massachusetts 01880.

(2)
Information is based on a Schedule 13G filed with the SEC on February 16, 2016 by certain affiliates of Vestar as of February 12, 2016. Includes shares of common stock held directly by funds affiliated with Vestar. Beneficial ownership by funds affiliated with Vestar includes Vestar Capital Partners V, L.P. ("Vestar V"), Vestar Capital Partners V-A, L.P. ("Vestar V-A"), Vestar Capital Partners V-B, L.P. ("Vestar V-B"), Vestar Executives V, L.P. ("Executives V"), Vestar Co-Invest V, L.P. ("Co-Invest V"), Vestar Investors V, L.P. ("Investors V") and Vestar/PGA Investors, LLC ("Vestar/PGA" and collectively with Vestar V, Vestar V-A, Vestar V-B, Executives V, Co-Invest V and Investors V, the "Vestar Investors"). Vestar V is the managing member of Vestar/PGA and has voting and investment power over the securities held or controlled by it. Vestar Associates V, L.P. ("Vestar Associates V") is the general partner of Vestar V, Vestar V-A, Vestar V-B and Executives V and has voting and investment power over the securities held or controlled by each of them. Vestar Managers V Ltd. ("VMV") is the general partner of Co-Invest V and Investors V and has voting and investment power over the securities held or controlled by each of them. VMV is also the general partner of Vestar Associates V. Daniel S. O'Connell is the sole director of VMV and as a result he may be deemed to have beneficial ownership of the shares owned by the Vestar Investors. Each of Vestar V, Vestar Associates V, VMV and Mr. O'Connell disclaims economic ownership of any securities beneficially owned by the Vestar Investors, except to the extent of its pecuniary interest therein. The address of each of the Vestar Investors, Vestar Associates V, VMV and Mr. O'Connell is c/o Vestar Capital Partners, 245 Park Avenue, 41st Floor, New York, NY 10167.

(3)
Includes 222,819 shares of common stock underlying restricted stock units that remain subject to time-based vesting conditions and 208,023 shares of common stock underlying performance-based restricted stock that remain subject to performance-based vesting conditions.

(4)
Includes 138,177 shares of common stock underlying restricted stock units that remain subject to time-based vesting conditions and 119,017 shares of common stock underlying performance-based restricted stock that remain subject to performance-based vesting conditions.

(5)
Includes 83,083 shares of common stock underlying restricted stock units that remain subject to time-based vesting conditions and 65,308 shares of common stock underlying performance-based restricted stock that remain subject to performance-based vesting conditions.

(6)
Includes 10,065 shares of common stock underlying restricted stock units that remain subject to time-based vesting conditions.

(7)
Includes 5,000 shares of common stock underlying restricted stock units that remain subject to time-based vesting conditions.

(8)
Includes 10,044 shares of common stock underlying restricted stock units that remain subject to time-based vesting conditions.

(9)
Includes 10,059 shares of common stock underlying restricted stock units that remain subject to time-based vesting conditions.

(10)
Includes 570,165 shares of common stock underlying restricted stock units that remain subject to time-based vesting conditions and 461,427 shares of common stock underlying performance-based restricted stock that remain subject to performance-based vesting conditions.

 OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of our equity securities with the SEC and NYSE. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish to the Company copies of all Section 16(a) forms that they file. To our knowledge, based solely on a review of copies of such reports, during the most recently completed fiscal year, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners have been satisfied, except with respect to a late Form 4 report for Patricia L. Riskind that was filed in November 2015 in connection with the sale of shares withheld by the Company for payment of tax liability incident to the vesting of restricted common stock.

Expenses of Solicitation

        The cost of solicitation of proxies will be borne by us. In an effort to have as large a representation of stockholders at the Annual Meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by mail or other electronic means by one or more of our employees. Our employees will not receive any additional compensation in connection with their solicitation of proxies. We also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to their principals who are beneficial owners of common stock.

Stockholder Proposals

        Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 and intended to be presented at the Company's 2017 Annual Meeting of Stockholders must be received by us at our principal executive offices on or before December 30, 2016 to be eligible for inclusion in the Proxy Statement and form of proxy card to be distributed by the Board of Directors in connection with such meeting.

        Any stockholder proposals (including recommendations of nominees for election to the Board of Directors) intended to be presented at the Company's 2017 Annual Meeting of Stockholders, other than a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8, must be received in writing at our principal executive offices no earlier than February 21, 2017, nor later than March 23, 2017, together with all supporting documentation required by the Bylaws; provided that if the date of the Company's 2017 Annual Meeting of Stockholders is more than 30 days before or more than 70 days after June 21, 2017, you must give notice not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made.

        As required by the Bylaws, a stockholder's proposal nominating a director must be sent to the attention of the Company's General Counsel and Corporate Secretary and include, among other information as set forth in our Bylaws: (1) completed and signed questionnaire regarding the background and qualifications of the proposed nominee the name, age, business address and residence address of the proposed nominee, (2) all information relating to the proposed nominee that would be required to be disclosed in a proxy statement and other filings made in connection with the solicitations of proxies for election of directors, (3) a description of all compensation and other material arrangements and relationships among the stockholder, the stockholder's affiliates, the proposed nominee and the proposed nominee's affiliates; (4) the class and number of shares of the Company's capital stock which are beneficially owned by the nominating stockholder and the proposed nominee on the date of such stockholder proposal; and (5) the consent of the proposed nominee to serve as a director if elected. A stockholder's proposal shall further set forth, among other details, information about the beneficial ownership of capital stock by the stockholder making the proposal, such stockholder's name and address and a description of all arrangements or understandings between such stockholder and the proposed nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by such stockholder. This is a summary of the requirements and is qualified in its entirety by the terms of our Bylaws. Please refer to our Bylaws for more complete information on these and other requirements.

Householding of Proxy Statement

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability or this Proxy Statement and the 2015 Annual Report to Stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of our Proxy Statement and 2015 Annual Report to Stockholders to you if you write or call us at the following address or telephone number: Press Ganey Holdings, Inc., 401 Edgewater Place, Suite 500, Wakefield, Massachusetts 01880, Attention: Investor Relations, (781) 295-0390. If you would like to receive separate copies of these materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

Other Matters

        The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

        For those stockholders who receive the Notice of Internet Availability of Proxy Materials, this Proxy Statement and the 2015 Annual Report to Stockholders are available at www.proxyvote.com. In addition, a copy of the 2015 Annual Report on to Stockholders will be provided without charge upon the written request of any stockholder to Press Ganey Holdings, Inc., 401 Edgewater Place, Suite 500, Wakefield, Massachusetts 01880, Attention: Investor Relations, and may be found on the Company's website at www.pressganey.com.

        REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE VOTE BY INTERNET, BY TELEPHONE OR BY RETURNING A COMPLETED, SIGNED AND DATED PROXY CARD OR VOTING INSTRUCTION FORM.

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 21, 2016. Meeting Information PRESS GANEY HOLDINGS, INC. Meeting Type: Annual Meeting For holders as of: April 25, 2016 Date: June 21, 2016 Time: 2:00 PM EDT Location: Sheraton Wakefield Boston Hotel & Conference Center 1 Audubon Road Wakefield, Massachusetts 01880 You are receiving this communication because you hold shares in the company named above. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. PRESS GANEY HOLDINGS, INC. 401 EDGEWATER PLACE SUITE 500 WAKEFIELD, MA 01880 E10920-P77717 See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: Proxy Materials Available to VIEW or RECEIVE: NOTICE AND PROXY STATEMENT ANNUAL REPORT How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents or proxy materials for future meetings, you must make a request. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. . XXXX XXXX XXXX XXXX . XXXX XXXX XXXX XXXX Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before June 7, 2016 to facilitate timely delivery. How To Vote E10921-P77717 Please Choose One of the Following Voting Methods Vote In Person: A stockholder may vote in person upon presenting picture identification and either an account statement, this notice or a proxy card. If you hold the shares in street name, you will need to obtain a proxy from your broker, bank or other intermediary in order to vote in person, and you must bring a brokerage statement or letter from your broker, bank or other intermediary reflecting stock ownership. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. . XXXX XXXX XXXX XXXX

Voting Items The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: 1a. Norman W. Alpert 1b. Patrick T. Ryan 1c. Ellen M. Zane The Board of Directors recommends you vote FOR the following proposal: 2. Ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the current fiscal year. NOTE: The persons appointed as proxies may vote, in their discretion, upon any other matters that may properly be brought before the meeting or any adjournment or postponement thereof. E10922-P77717

E10923-P77717

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 20, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. PRESS GANEY HOLDINGS, INC. 401 EDGEWATER PLACE SUITE 500 WAKEFIELD, MA 01880 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 20, 2016. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E11208-P77717 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. PRESS GANEY HOLDINGS, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: For Against Abstain ! ! ! ! ! ! ! ! ! 1a. Norman W. Alpert 1b. Patrick T. Ryan 1c. Ellen M. Zane For Against Abstain The Board of Directors recommends you vote FOR the following proposal: ! ! ! 2. Ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the current fiscal year. NOTE: The proxies named on the reverse side may vote, in their discretion, upon any other matters that may properly be brought before the meeting or any adjournment or postponement thereof. Yes No ! ! Please indicate if you plan to attend this meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E11209-P77717 PRESS GANEY HOLDINGS, INC. Annual Meeting of Stockholders June 21, 2016 2:00 PM This proxy is solicited by the Board of Directors The undersigned hereby appoints Devin J. Anderson and Breht T. Feigh, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of PRESS GANEY HOLDINGS, INC. that the undersigned is entitled to vote, and, in their discretion to vote upon such other matters properly brought before the Annual Meeting of Stockholders to be held at 2:00 PM, EDT on June 21, 2016 and any adjournment or postponement thereof, with all powers which the undersigned would possess if present at such meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR the election of each of the nominees for director and FOR the ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the current fiscal year. Continued and to be signed on reverse side